ADDENDUM AND MODIFICATION TO

                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

     On December 30, 2003, H-Net.Net, Inc., a Colorado corporation ("H-NET") and Donobi, Inc., a Washington corporation ("DONOBI") entered into an Acquisition Agreement and Plan of Reorganization which set forth the terms and conditions upon which DONOBI is to be acquired by and become a wholly owned subsidiary of H-NET. As part of the Acquisition Agreement and Plan of Reorganization, DONOBI agreed to exchange all of the issued and outstanding voting common stock of DONOBI for 13,558,750 shares of the voting $.001 par
                                       ----------
value common stock of H-NET. The Closing Date set forth in the Acquisition Agreement and Plan of Reorganization was to be January 19, 2004. Concurrently with the Acquisition Agreement and Plan of Reorganization, DONOBI agreed to enter into a Consulting Agreement with Christine Stephens (former CFO of H-NET) and prepared a Promissory Note, to guaranty payment of the Consulting Agreement.

     Due to intervening circumstances, the Closing could not occur on the intended date. Now, the Parties wish to complete the transaction, consummate the acquisition of DONOBI by H-NET and implement all the terms and conditions of the Acquisition Agreement and Plan of Reorganization, with the following modifications contained in this Addendum to the Acquisition Agreement and Plan of Reorganization.

1. All of the terms of the original Acquisition Agreement and Plan of Reorganization, executed by the parties on or about December 30, 2003, shall remain in full force and effect as to all matters set forth therein except as to the limited and specific items contained in this Addendum.

2. Closing of the transaction shall be modified to take place on FEBRUARY 15, 2004.

3. The Consulting Agreement and Promissory Note shall be modified by reducing the consulting fee and promissory note principal amount by $50,000.00. All payment dates and other terms therein shall remain unchanged.

4. All resignations and appointments of H-NET directors and officers shall be effective as of the modified closing date, FEBRUARY 15, 2004.

5. All representations, warranties and covenants of all Parties shall be effective up to and including the modified closing date.

6. The Stock Purchase Agreement, dated January 29, 2004, for the acquisition of the Canadian Subsidiaries shall be effective as of the modified closing date.

7. DONOBI shall hold $30,000.00 in a segregated account for the benefit of Christine Stephens. Said sum is held as a contingency fund for the purpose of settling or resolving any outstanding claims against H-Net.Net, Inc., including without limitation, certain litigation in the State of New York initiated by Philip Kaufman, Esq., against Anton Stephens and H-Net.Net, Inc. DONOBI shall have exclusive control over the contingency funds and shall have sole and unilateral discretion to negotiate, settle and pay out funds in full or partial satisfaction of any outstanding claims. One year after the modified closing date, DONOBI shall give an accounting to Christine Stephens and any amount remaining from the contingency funds that have not been paid as discussed herein, shall be paid to Christine Stephens. The amount discussed herein shall not bear any interest.

     Notwithstanding anything to the contrary herein contained, DONOBI shall not disburse any moneys from the said contingency fund without the prior written consent of Anton Stephens, whose consent shall not be unreasonably withheld. In the event that Anton Stephens or H-Net.Net, Inc. obtain a declaratory order of the New York State Court in the action in Niagara County stating that H-Net.Net, Inc. (the Colorado Corporation) is not responsible for the judgment obtained against Anton Stephens and Alphabytes, Index No. 105963-00, and said order is not appealed by February 15, 2005, then the full balance of the contingency fund shall be released to Christine Stephens. If Anton Stephens and/or H-Net.Net, Inc. are successful at the initial court determination in Niagara County New York State by February 15, 2005, and if Slaton, Engel, et al appeal the said court decision within the same time period provided for appeal, the full balance of the contingency fund shall continue to be held by Donobi, Inc. in escrow pending the determination or abandonment of all appeals and paid out to Christine Stephens if Anton Stephens and/or H-Net.Net, Inc. are successful in upholding the said order of the Niagara County Court in their favor.

8. ANTON STEPHENS, as holder of 4.99% of the issued and outstanding shares, does hereby agree to the following resale restrictions as to the shares held by him or his assign:

     A.   Prior  to  May  1,  2004,  no  sales  of  shares  by  Anton  Stephens;
     B. From May 1 through May 31, 2004, Anton Stephens or assign, may sell up to 100,000 shares of HNNT stock;
     C. From June 1 through June 30, 2004 Anton Stephens or assign, may sell up to 100,000 shares of HNNT stock;
     D. From July 1 through July 31, 2004 Anton Stephens or assign, may sell up to 100,000 shares of HNNT stock; and
     E. Prior to any sales hereunder, Anton Stephens or assign does hereby grant an option to DONOBI, or its assign, to purchase the particular shares to be sold at that time, at a price of $3.00 per share. Said option shall be valid for a period of 24 hours and may be exercised by written confirmation and tender of the purchase amount to Anton Stephens or assign against delivery of the shares.

     Sales limitations are cumulative and amounts entitled but not sold in any monthly period may be carried over and added to a subsequent monthly period. These resale restrictions shall be binding upon any transferee who receives shares from Anton Stephens. The costs of verification of this provision shall be borne by DONOBI.

Agreed  to  and  accepted  as  of  FEBRUARY  15,  2004.

DONOBI  ,  INC.,  a  Washington  Corporation


By:    /s/  William  M.  Wright,  III
       ------------------------------
Name:  William  M.  Wright,  III
Title: President  &  CEO

H-NET.NET,  INC.,  a  Colorado  Corporation


By:    /s/  Anton  Stephens
       --------------------
Name:  Anton  Stephens
Title: President  &  CEO


By:    /s/  Anton  Stephens
       --------------------
       Anton  Stephens,  an  individual